Exhibit 5.1

January 10, 2022

Agora Digital Holdings, Inc.

145 King Street, Suite 410

Charleston,

South Carolina 29401

Attention: William B. Hoagland

Chief Executive Officer

Re: Registration Statement on Form S-1

Dear Mr. Hoagland:

We have acted as counsel to Agora Digital Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (File No. 333-261246) (as amended, the “Registration Statement”) and the related prospectus under the Securities Act of 1933 (the “Securities Act”). You have requested our opinion with respect to certain matters in connection with the offer and sale by the Company (the “Offering”) of (i) up to 11,500,000 units (the “Units”) (assuming full exercise of the representative’s option to purchase additional Units), each Unit consisting of one share of the Company’s common stock, par value $0.001 per share (such shares, collectively, the “Shares”) and one accompanying warrant to purchase one share common stock (such shares, collectively, the “Warrant Shares”) at an exercise price of $5.50 per share (the “Warrants”), and (ii) the issuance to H.C. Wainwright & Co., LLC, as representative of the underwriters in the Offering, or its designees, of warrants to purchase up to 920,000 shares of common stock (the “Representative’s Warrant Shares”) at an exercise price of $6.25 per share (the “Representative’s Warrants”), in each case pursuant to the Registration Statement. The Shares and accompanying Warrants contained in the Units are immediately separable and are issued separately, but are being purchased together in the Offering. The Offering is being conducted pursuant to an Underwriting Agreement (the “Underwriting Agreement”), to be entered into between the Company and H.C. Wainwright & Co., LLC.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Registration Statement, (ii) the form of Underwriting Agreement, (iii) the form of Warrant and the form of Warrant Agent Agreement, (iv) the form of Representative’s Warrant, (v) the form of common stock certificate of the Company, (vi) certain resolutions approved by the Board of Directors of the Company, (vii) the Company’s Articles of Incorporation, and (viii) the Company’s Bylaws. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Agora Digital Holdings, Inc.

January 10, 2022

The opinions expressed herein are limited to Chapter 78 of the Nevada Revised Statutes (the “NRS”), as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it is our opinion that:

(1) The Shares are validly issued, fully paid, and non-assessable.

(2) The Warrants and the Representative’s Warrants are valid and binding obligations of the Company.

(3) When the Warrant Shares and Representative’s Warrant Shares initially issuable upon exercise of the Warrants and Representative’s Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders and Representative’s Warrant Holders, and have been issued by the Company against payment therefor in the circumstances contemplated by the Warrants and Representative’s Warrants, the Warrant Shares and Representative’s Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

Nason, Yeager, Gerson, Harris & Fumero, P.A.